UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SOLARCITY CORPORATION

(Name of Registrant as Specified In Its Charter)

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SOLARCITY CORPORATION

3055 CLEARVIEW WAY

SAN MATEO, CALIFORNIA 94402

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Daylight Time on Wednesday, June 4, 2014

TO THE HOLDERS OF COMMON STOCK

OF SOLARCITY CORPORATION:

The Annual Meeting of Stockholders (the “Annual Meeting”) of SolarCity Corporation, a Delaware corporation, will be held on Wednesday, June 4, 2014, at 1:00 p.m. Pacific Daylight Time, at the Crowne Plaza Hotel, located at 1221 Chess Drive, Foster City, California 94404, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect three Class II directors to serve until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of SolarCity Corporation has fixed the close of business on April 11, 2014 as the record date for the Annual Meeting. Only stockholders of record of our common stock on April 11, 2014 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about April 25, 2014, we expect to mail to our stockholders copies of this proxy statement for the Annual Meeting and our annual report to stockholders. This proxy statement and our 2013 annual report can also be accessed directly at the following Internet address: http://www.envisionreports.com/SolarCity. You simply need to enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of SolarCity and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Lyndon Rive Co-Founder and Chief Executive Officer
San Mateo, California April 23, 2014

SOLARCITY CORPORATION

3055 Clearview Way

San Mateo, California 94402

PROXY STATEMENT

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

to be held on Wednesday, June 4, 2014 at 1:00 p.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on June 4, 2014, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held at the Crowne Plaza Hotel, located at 1221 Chess Drive, Foster City, California 94404, on Wednesday, June 4, 2014 at 1:00 p.m. PDT. Stockholders may request directions to the Crowne Plaza Hotel in order to attend the Annual Meeting by sending a request to investors@solarcity.com or by visiting the Investors portion of our website at http://investors.solarcity.com. On or about April 25, 2014, we mailed to our stockholders copies of this proxy statement for the Annual Meeting and our annual report to stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of three Class II directors to hold office until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends you vote:

•	FOR the nominees for election as Class II directors; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 11, the record date, may vote at the Annual Meeting. As of the record date, 92,060,774 shares of our common stock were outstanding and held of record by approximately 214 stockholders. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not the stockholder of record, they may not vote their shares in person at the Annual Meeting without following their broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.envisionreports.com/SolarCity, 24 hours a day, seven days a week, until 11:59 p.m. on June 3, 2014 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-652-VOTE (8683) (have your proxy card in hand when you call);

•	by completing and mailing your proxy card; or

•	by completing a written ballot in person at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the corporate secretary of SolarCity Corporation, in writing, at the address listed on the front page; or

•	completing a written ballot in person at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in this proxy statement have been designated as proxies by our board of directors. When a proxy card is properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote shares held in street name on a particular matter (“broker non-vote”) in the absence of instructions from the beneficial owner of the shares. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or a broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for,” “against” or “abstain” on each of the nominations for election as a director.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014 must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Ernst & Young LLP (Proposal No. 2). Your broker will not have discretion to vote on “non-routine” matters absent direction from you, such as the election of directors.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be publicly disclosed, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our environmental impact, printing and mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. As requested, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the proxy materials, stockholders may contact us as follows:

SolarCity Corporation

Attention: Investor Relations

3055 Clearview Way

San Mateo, California 94402

investors@solarcity.com

(650) 963-5920

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding. Alternatively, if you receive multiple printed copies of the proxy materials, you may request to enroll in householding by contacting us.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2015 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than December 26, 2014. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

SolarCity Corporation

Attention: Corporate Secretary

3055 Clearview Way

San Mateo, California 94402

ir@solarcity.com

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2015 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	no earlier than February 9, 2015; and

•	no later than the close of business on March 11, 2015.

In the event that we hold our 2015 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2014 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of SolarCity at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing SolarCity’s filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our business affairs are managed under the direction of our board of directors, which is currently composed of ten members. Seven of our directors are independent within the meaning of the listing rules of The NASDAQ Stock Market, LLC. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees for Class II Directors

Three candidates have been nominated for election as Class II directors at the Annual Meeting for a three-year term expiring in 2017. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Antonio J. Gracias, Nancy E. Pfund and Peter J. Rive for re-election as Class II directors. Biographical information about each of the nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each nominee that led our board of directors and the Nominating and Corporate Governance Committee to the conclusion that such person should continue to serve as a director has been added following each of the director and nominee biographies.

If you are a record holder and you sign your proxy card or vote by telephone or the Internet but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Messrs. Gracias and Rive and Ms. Pfund. We expect that Messrs. Gracias and Rive and Ms. Pfund will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the board of directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or the Internet. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH OF ANTONIO J. GRACIAS, NANCY E. PFUND AND PETER J. RIVE.

Information Regarding the Board of Directors and Director Nominees

The names of the proposed director nominees and each continuing member of the board of directors, their respective ages, their positions with SolarCity and other biographical information as of April 23, 2014, are set forth below. Messrs. Lyndon R. Rive and Peter J. Rive are brothers. Messrs. Lyndon R. Rive and Peter J. Rive are each cousins of Mr. Musk. Apart from these relationships, there are no family relationships among any of our directors or executive officers.

	Class	Age	Position with SolarCity	Director Since	Current Term Expires
Nominees
Antonio J. Gracias	II	43	Director	2012	2014
Nancy E. Pfund (2)(4)(5)	II	58	Director	2007	2014
Peter J. Rive	II	40	Co-Founder, Chief Technology Officer and Director	2006	2014

Continuing Directors
John H. N. Fisher (2)(3)(6)	I	55	Director	2007	2016
Lyndon R. Rive	I	37	Co-Founder, Chief Executive Officer and Director	2006	2016
Bennet Van de Bunt	I	52	Director	2013	2016
Donald R. Kendall, Jr. (1)	III	61	Director	2012	2015
Elon Musk	III	42	Chairman of the Board	2006	2015
Jonathan K. Shulkin (2)	III	38	Director	2014	2015
Jeffrey B. Straubel (4)(6)	III	38	Director	2006	2015

(1)	Chairperson of the audit committee
(2)	Member of the audit committee
(3)	Chairperson of the compensation committee (effective as of the date of the Annual Meeting)
(4)	Member of the compensation committee
(5)	Chairperson of the nominating and corporate governance committee (effective as of the date of the Annual Meeting)
(6)	Member of the nominating and corporate governance committee

Nominees for Director

Antonio J. Gracias has served as a member of our board of directors since February 2012. Mr. Gracias has been chief executive officer of Valor Management Corp., a private equity firm, since 2003. Mr. Gracias holds a joint B.S. and M.S. degree in international finance and economics from the Georgetown University School of Foreign Service and a J.D. from the University of Chicago Law School. Mr. Gracias also serves as a member of the board of directors of Tesla Motors, Inc., a high-performance electric vehicle developer and manufacturer. We believe that Mr. Gracias possesses specific attributes that qualify him to serve as a member of our board of directors, including his management experience with a nationally recognized private equity firm and his operations management and supply chain optimization expertise.

Nancy E. Pfund has served as a member of our board of directors since August 2007. Effective as of the date of the Annual Meeting, Ms. Pfund will serve as the chairperson of our nominating and corporate governance committee. Ms. Pfund is also a member of our audit committee and compensation committee. Ms. Pfund has served as a managing partner of DBL Investors, a venture capital firm, since January 2008. Ms. Pfund previously served as a managing director of JPMorgan & Co., an investment bank, from January 2002 to January 2008. Ms. Pfund also is Chair of the Advisory Council of the Bill Lane Center for the American West at Stanford University; a member of the Advisory Board of the U.C. Davis Center for Energy Efficiency; Lecturer in the Practice of Management at the Yale School of Management; a board member of the California STEM Learning Network; a C3E Ambassador to the U.S. Clean Energy Education and Empowerment Program, led by the U.S.

Department of Energy; and is a founding officer and director of ABC2, a foundation aimed at accelerating a cure for brain cancer. Ms. Pfund holds a bachelor’s degree and a master’s degree in anthropology from Stanford University and an M.B.A. from the Yale School of Management. We believe Ms. Pfund possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience as a venture capital investor focusing on technology companies, and as a board member.

Peter J. Rive, one of our founders, has served as our Chief Technology Officer and a member of our board of directors since July 2006. Mr. Rive also served as our Chief Operations Officer from July 2006 until February 2014. Prior to co-founding SolarCity, from April 2001 to June 2006, Mr. Rive served as chief technology officer of Everdream Corporation, a leading provider of distributed computer management software and services acquired by Dell Inc. in 2007. Mr. Rive holds a bachelor’s degree in computer science from Queen’s University, Canada. Mr. Rive was selected to serve on our board of directors due to his perspective and experience as one of our founders and as our Chief Technology Officer, as well as his extensive background in the solar industry.

Continuing Directors

Elon Musk has served as the chairman of our board of directors since July 2006. Mr. Musk has served as the chief executive officer of Tesla Motors, Inc., a high-performance electric vehicle developer and manufacturer, since October 2008, and as chairman of the board of directors of Tesla since April 2004. Mr. Musk has also served as chief executive officer, chief technology officer and chairman of Space Exploration Technologies Corporation, a company which is developing and launching advanced rockets for satellite and eventually human transportation, since May 2002. Mr. Musk co-founded PayPal, Inc., an electronic payment system, which was acquired by eBay Inc. in October 2002, and Zip2 Corporation, a provider of internet enterprise software and services, which was acquired by Compaq Computer Corporation in March 1999. Mr. Musk holds a bachelor’s degree in physics from the University of Pennsylvania and a bachelor’s degree in economics from the Wharton School of the University of Pennsylvania. We believe Mr. Musk possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience with technology companies and energy technology companies and the perspective and experience he brings as one of our largest stockholders.

John H. N. Fisher has served as a member of our board of directors since August 2007. Effective as of the date of the Annual Meeting, Mr. Fisher will serve as the chairperson of our compensation committee. Mr. Fisher is also a member of our audit committee and nominating and corporate governance committee. Mr. Fisher has served as a managing director of Draper Fisher Jurvetson, a venture capital firm, for over two decades. Mr. Fisher serves on the board of directors of DFJ ePlanet Ventures and on the Investment Committees of DFJ Growth Fund, DFJ New England, and DFJ Esprit Ventures. Mr. Fisher previously held positions at ABS Ventures, Alex. Brown & Sons Inc., and Bank of America Corporation. Mr. Fisher serves as a Trustee of the California Academy of Sciences and serves on the board of directors of Common Sense Media. Mr. Fisher holds an A.B. degree from Harvard College and an M.B.A. from Harvard Business School. We believe Mr. Fisher possesses specific attributes that qualify him to serve as a member of our board of directors, including his management experience with a nationally recognized venture capital firm and his extensive experience as a venture capital investor and as a board member.

Donald R. Kendall, Jr. has served as a member of our board of directors since September 2012. Mr. Kendall also serves as the chairperson of our audit committee. Mr. Kendall has served as chief executive officer, president and a member of the board of directors of Blue Earth Capital, Inc., a privately-held renewable energy and energy efficiency services company and a wholly-owned capital formation subsidiary of Blue Earth, Inc. Previously, Mr. Kendall has also served as managing director and chief executive officer of Kenmont Capital Partners, an alternative investment firm specializing in power and energy investments, since October 1998. Mr. Kendall previously served as president of Cogen Technologies Capital Company, a power generation firm, and concurrently as chairman and chief executive officer of Palmetto Partners, an investment management firm, from July 1993 to October 1998. Mr. Kendall also serves on the board of directors and the audit committee of American Midstream Partners, LP, an energy company which gathers, processes, transports and stores natural gas. Mr. Kendall holds a bachelor’s degree in economics from Hamilton College and an M.B.A. from the Tuck School of Business at Dartmouth College. We believe Mr. Kendall possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience with power, energy and alternative energy companies, his experience in executive management positions, his experience as a member of several public and private boards of directors, and his extensive financial expertise and prior service as a member of audit committees.

Lyndon R. Rive, one of our founders, has served as our Chief Executive Officer and a member of our board of directors since July 2006. Prior to co-founding SolarCity, from October 1999 to July 2006, Mr. Rive co-founded and served as vice president and a member of the board of directors of Everdream Corporation, a leading provider of distributed computer management software and services acquired by Dell Inc. in 2007. Prior to this, Mr. Rive founded LRS, a distributor of health products in South Africa. Mr. Rive is also a current member of the U.S. underwater hockey team. Mr. Rive was selected to serve on our board of directors due to his perspective and experience as one of our founders and as our Chief Executive Officer, as well as his extensive background in the solar industry.

Jonathan K. Shulkin has served as a member of our board of directors since March 2014. Mr. Shulkin has served as a managing director at Valor Equity Partners, a private equity firm and investor in the Company, since 2002, as its chief financial officer since 2004 and as its chief compliance officer since March 2012. Prior to joining Valor in 2002, Mr. Shulkin held positions with MG Capital, including operational positions with MG Capital’s portfolio companies, and Bain & Company, Inc. Mr. Shulkin holds a BBA in accounting from the University of Texas at Austin where he graduated with honors. Mr. Shulkin was selected to serve on our board of directors due to his financial experience and acumen with public company accounting rules. We believe that these attributes qualify him to serve on our board of directors and as a member of our audit committee.

Jeffrey B. Straubel has served as a member of our board of directors since August 2006. Mr. Straubel has served as chief technology officer of Tesla Motors, Inc., a high-performance electric vehicle developer and manufacturer, since May 2004, and as principal engineer, drive systems, from March 2004 to May 2005. Mr. Straubel served as chief technical officer and co-founder of Volacom Inc., an aerospace firm which designed a specialized high-altitude electric aircraft platform, from January 2002 to May 2004. Mr. Straubel holds a bachelor’s degree in energy systems engineering from Stanford University and a master’s degree in engineering, with an emphasis on energy conversion, from Stanford University. We believe Mr. Straubel possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience with energy technology companies.

Bennet Van de Bunt has served as a member of our board of directors since November 2013. Mr. Van de Bunt has served as a principal of Guthy-Renker LLC, a direct marketing company, since 1993, and as a member of its board of directors since 1994. Mr. Van de Bunt has also served as the chief executive officer of Guthy-Renker Holdings, LLC, an affiliate of Guthy-Renker responsible for business affairs and new business development. Prior to joining Guthy-Renker, Mr. Van de Bunt was an attorney at Allen Matkins Leck Gamble Mallory & Natsis LLP. Mr. Van de Bunt previously served as a director of CyberDefender Corporation, a remote technical support service provider, from July 2009 through October 2010. Mr. Van de Bunt holds a JD from Harvard Law School, is a member of the California Bar Association, and holds a degree in history from UCLA where he graduated with honors. Mr. Van de Bunt previously served on the board of directors of the Electronic Retailing Association.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board of Directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee of the board of directors has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2014. EY has served as our independent registered public accounting firm since November 2008.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of SolarCity and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2014. Our audit committee is submitting the selection of EY to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of EY, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by EY for the fiscal years ended December 31, 2012 and 2013.

	2012	2013
Audit Fees (1)	$4,063,900	$3,308,253
Audit-Related Fees (2)	$55,000	$1,789,476
All Other Fees (3)	$—	$321,238

	$4,118,900	$5,418,967

(1)	Audit Fees consist of professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements. Fees for 2012 include fees associated with our initial public offering of common stock completed in December 2012, and fees for 2013 include fees associated with our common stock and convertible notes offerings completed in October 2013, as well as delivery of comfort letters, consents and review of documents filed with the SEC.
(2)	Audit-Related Fees consist of professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.
(3)	Other Fees consisted of consultation fees and fees relating to services performed in connection with securitization transaction.

Auditor Independence

In 2013, there were no other professional services provided by EY that would have required the audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit-related services. Audit-related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories, including services performed in connection with our securitization transaction.

The audit committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and the audit committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the audit committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS SOLARCITY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

Our board of directors sets high standards for our employees, officers and directors. We are committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout the company and managing its affairs consistent with high principles of business ethics. Accordingly, SolarCity has adopted a Code of Business Conduct and Ethics, which is applicable to SolarCity and its subsidiaries’ directors, officers and employees. The Code of Business Conduct and Ethics is available on the Investors portion of our website at http://investors.solarcity.com. We will disclose on our website any amendment to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC.

Director Independence

Our common stock is listed on The NASDAQ Stock Market. Under the listing requirements and rules of The NASDAQ Stock Market, subject to specified exceptions, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that each of Messrs. Fisher, Gracias, Kendall, Shulkin, Straubel and Van de Bunt and Ms. Pfund are “independent directors” as defined under the rules of The NASDAQ Stock Market, constituting a majority of our board of directors. Our board of directors also determined that Messrs. Fisher, Kendall and Shulkin and Ms. Pfund, who comprise our audit committee, and that Mr. Straubel, who serves with Mr. Fisher and Ms. Pfund on our compensation committee and our nominating and governance committee, satisfy the independence standards for their respective committees established by applicable SEC rules and the rules of The NASDAQ Stock Market. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Leadership Structure

Mr. Musk currently serves as Chairman of our board of directors. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, allows our management to focus on our day-to-day business while allowing the Chairman to lead our board of directors in its fundamental role of providing independent advice to and oversight of management. In addition, as described above, our board has three standing committees, each member of which is an independent director. Our board delegates substantial responsibility to each committee of the board, which reports their activities and actions back to the full board. We believe that the independent committees of our board are an important aspect of the leadership structure of our board. The board reviews its leadership structure at least annually to provide the most effective structure in fulfilling its fiduciary duties and maintaining its commitment to good corporate governance.

Board Meetings and Committees

During our fiscal year ended December 31, 2013, the board of directors held five meetings, the audit committee held nine meetings, the compensation committee held two meetings and the nominating and corporate governance committee held one meeting (including regularly scheduled and special meetings). No director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage directors to attend.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee. Our audit committee oversees our corporate accounting and financial reporting processes. Our audit committee generally oversees:

•	our accounting and financial reporting processes as well as the audit and integrity of our financial statements;

•	the qualifications and independence of our independent registered public accounting firm;

•	the performance of our independent registered public accounting firm; and

•

our compliance with disclosure controls and procedures and internal controls over financial reporting as well as the compliance of our employees, directors and consultants with ethical standards adopted by us.

Our audit committee also has certain responsibilities, including without limitation, the following:

•	selecting and hiring the independent registered public accounting firm;

•	supervising and evaluating the independent registered public accounting firm;

•	evaluating the independence of the independent registered public accounting firm;

•	approving audit and non-audit services and fees;

•	preparing the audit committee report that the SEC requires to be included in our annual proxy statement;

•

reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	reviewing reports and communications from the independent registered public accounting firm; and

•	serving as our qualified legal compliance committee.

Our audit committee is comprised of Messrs. Fisher, Kendall and Shulkin and Ms. Pfund. Mr. Kendall serves as our audit committee chairperson. Our board of directors has determined that each of the directors serving on our audit committee meets the requirements for financial literacy under applicable rules and regulations of the SEC and The NASDAQ Stock Market. In addition, our board of directors has determined that Messrs. Kendall and Shulkin meet the requirements of a financial expert as defined under the applicable rules and regulations of the SEC and each of whom has the requisite financial sophistication as defined under the applicable rules and regulations of The NASDAQ Stock Market. Our board of directors has considered the independence and other characteristics of each member of our audit committee, and our board of directors believes that each member meets the independence and other requirements of The NASDAQ Stock Market and the SEC.

The audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Audit Committee Charter is available on the Investors portion of our website at http://investors.solarcity.com.

Compensation Committee. Our compensation committee oversees our corporate compensation policies, plans and benefit programs and is responsible for evaluating, approving and reviewing the compensation arrangements, plans, policies and programs for our executive officers and directors, and overseeing our cash-based and equity-based compensation plans.

The functions of our compensation committee include, among other things:

•	overseeing our compensation policies, plans and benefit programs;

•

reviewing and approving for our executive officers: the annual base salary, annual incentive bonus, including the specific goals and dollar amount, equity compensation, employment agreements, severance agreements and change in control arrangements, and any other benefits, compensation or arrangements;

•	preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and

•	administering our equity compensation plans.

Our compensation committee also has certain authority and responsibilities over compensation consultants and advisors, including without limitation, the following:

•	selecting and engaging consultants, legal counsel and other advisers relating to compensation matters;

•	overseeing the appointment and compensation of such compensation advisers; and

•	evaluating the independence of the such compensation advisers.

Our compensation committee is comprised of Messrs. Fisher and Straubel and Ms. Pfund. Effective as of the Annual Meeting, Mr. Fisher will serve as our compensation committee chairperson. Our board of directors has considered the independence and other characteristics of each member of our compensation committee. Our board of directors believes that each member of our compensation committee meets the requirements for independence under the current requirements of The NASDAQ Stock Market, is a nonemployee director as defined by Rule 16b-3 promulgated under the Exchange Act and is an outside director as defined pursuant to Section 162(m) of the Code.

The compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Compensation Committee Charter is available on the Investors portion of our website at http://investors.solarcity.com.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is or was formerly an officer or employee of SolarCity or any of its subsidiaries. No interlocking relationship exists between any member of our compensation committee and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Nominating and Corporate Governance Committee. The functions of our nominating and corporate governance committee include, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees to the board of directors for each annual meeting of stockholders;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	reviewing the succession planning for each of our executive officers;

•	overseeing the evaluation of our board of directors and management; and

•	recommending members for each board committee to our board of directors.

Our nominating and corporate governance committee is comprised of Messrs. Fisher and Straubel and Ms. Pfund. Effective as of the Annual Meeting, Ms. Pfund will serve as our nominating and corporate governance committee chairperson. Our board of directors has considered the independence and other characteristics of each member of our nominating and corporate governance committee. Our board of directors believes that each member of our nominating and corporate governance committee meets the requirements for independence under the current requirements of The NASDAQ Stock Market.

The nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Nominating and Corporate Governance Committee Charter is available on the Investors portion of our website at http://investors.solarcity.com.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our chief executive officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and corporate governance committee will also seek appropriate input from the chief executive officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for director recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include the information required by our bylaws, including information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholders ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Corporate Secretary, SolarCity Corporation, 3055 Clearview Way, San Mateo, California 94402. Notice must be received by us no earlier than February 9, 2015 and no later than March 11, 2015. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board meets with our chief executive officer and other members of the senior management team at each board meeting, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

In September 2012, we implemented a director compensation plan, pursuant to which our non-employee directors are eligible to receive equity awards and annual cash retainers as compensation for service on our board of directors and committees of our board of directors. Under the director compensation plan, each individual who joined or joins our board of directors as a non-employee director following the implementation of the plan will receive an initial stock option grant to purchase 30,000 shares at the time of initial election or appointment and additional triennial option grants for the purchase of 15,000 shares, as well as an annual cash retainer of $15,000, subject to continued service on our board of directors. Such non-employee directors who serve on committees of our board of directors may receive additional equity awards and cash retainers.

In connection with the terms of Mr. Kendall’s service as a director, Mr. Kendall is to receive an annual cash retainer of $15,000 for his service as a director and an annual cash retainer of $15,000 for his service as chairperson of the audit committee, subject to his continued service as chairperson of our audit committee. In addition, because the exercise price of the stock option granted to Mr. Kendall in 2012 was less than the fair market value of our common stock following our initial public offering, in February 2013, we granted an additional stock option to Mr. Kendall to purchase 7,500 shares of our common stock with an exercise price equal to the then current fair market value of our common stock, which was $15.30 per share. 1/4th of the shares subject to this stock option vested on September 17, 2013 and 1/48th of the total shares subject to the stock option vest and become exercisable each month thereafter, subject Mr. Kendall’s continued service as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		Total ($)
Donald R. Kendall, Jr.	$30,000	$88,137	(1)(2)	$118,137
Bennet Van de Bunt	$3,750	$1,017,673	(1)(3)	$1,021,423

(1)	The amount reported in this column represents the grant date fair value of the stock options as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718. The assumptions used in calculating the grant date fair value reported in this column are set forth in the notes to our audited consolidated financial statements included in our annual report on Form 10-K. Note that the amounts reported in this column reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that our directors may receive from the awards.
(2)	The amount reported in this column represents the annual cash retainer fees on a prorated basis that were paid to Mr. Van de Bunt in connection with his service on our board of directors in 2013.
(3)	Subject to continued service as a member of our board of directors, the stock option granted to Mr. Van de Bunt will vest as to 1/4th of the shares on November 5, 2014 and 1/4th of the total shares subject to the stock option will vest and become exercisable each month thereafter until the stock option is fully vested on November 5, 2017.

Insider Trading Policy and Rule 10b5-1 Trading Plans

SolarCity has an insider trading policy that, among other things, prohibits short sales, hedging of stock ownership positions, and transactions involving derivative securities and imposes limitations on the ability to pledge shares of SolarCity’s common stock. In addition, as of December 31, 2013, five of SolarCity’s executive officers had entered into Rule 10b5-1 trading plans.

Contacting the Board of Directors

Any stockholder who desires to contact our non-employee directors may do so electronically at the following website: http://investors.solarcity.com. Such stockholders who desire to contact our non-employee directors by mail may do so by writing SolarCity’s corporate secretary at SolarCity Corporation, 3055 Clearview

Way, San Mateo, CA 94402. Our General Counsel receives these communications unfiltered by SolarCity, forwards communications to the appropriate committee of the Board of Directors or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to ir@solarcity.com.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 23, 2014. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Lyndon R. Rive	37	Co-Founder, Chief Executive Officer and Director
Peter J. Rive	39	Co-Founder, Chief Technology Officer and Director
Robert D. Kelly	56	Chief Financial Officer
Tanguy V. Serra	36	Chief Operations Officer
Hayden D. Barnard	42	Chief Revenue Officer
Brendon A. Merkley	34	Executive Vice President, Process Engineering
John M. Stanton	50	Vice President of Policy and Electricity Markets
Seth R. Weissman	45	Executive Vice President, General Counsel and Secretary

For a brief biography of Messrs. Lyndon and Peter Rive, please see “Proposal One—Election of Directors—Information Regarding the Board of Directors and Director Nominees.”

Robert D. Kelly has served as our Chief Financial Officer since October 2011. Prior to joining SolarCity, Mr. Kelly served as chief financial officer of Calera Corporation, a clean technology company, from August 2009 to October 2011, and as an independent consultant providing financial advice to retail energy providers and power developers from January 2006 to August 2009. Mr. Kelly served as chief financial officer and executive vice president of Calpine Corporation, an independent power producer, from March 2002 to November 2005, as president of Calpine Finance Company from March 2001 to November 2005, and held various financial management roles with Calpine from 1991 to 2001. In December 2005, Calpine filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from reorganization under Chapter 11 in January 2008. Mr. Kelly also served as the marketing manager of Westinghouse Credit Corporation from 1990 to 1991, as vice president of Lloyds Bank PLC from 1989 to 1990, and in various positions with The Bank of Nova Scotia from 1982 to 1989. Mr. Kelly serves on the board of directors of Patent Properties, Inc., a company which develops and commercializes a portfolio of intellectual property assets created by Walker Digital, LLC. Mr. Kelly holds a bachelor’s of commerce degree from Memorial University of Newfoundland and an M.B.A. from Dalhousie University, Canada.

Tanguy V. Serra has served as our Chief Operations Officer since February 2014 and as our Executive Vice President, Operations from May 2013 to February 2014. Prior to joining SolarCity, Mr. Serra served as chief executive officer and president of Vivint Solar, Inc., a solar energy system installer, from April 2011 to April 2013. From April 2004 to September 2011, Mr. Serra served as vice president at TPG Capital, L.P., a leading global private investment firm. Mr. Serra holds a bachelor’s degree in accounting from ESCP Europe in Paris.

Hayden D. Barnard has served as our Chief Revenue Officer since September 2013. Prior to joining SolarCity, Mr. Barnard served as founder and CEO of Paramount Equity, a consumer finance company specializing in mortgage, insurance, and residential solar. Prior to Paramount Equity, Mr. Barnard served as an account manager of Oracle Corporation from 1995 to 2003. Mr. Barnard holds a bachelor’s degree in business management and marketing from the University of Missouri.

Brendon A. Merkley has served as our Executive Vice President, Process Engineering since December 2013. Prior to joining SolarCity, Mr. Merkley served as the chief operating officer of Vivint Solar, Inc., a solar energy system installer, from May 2011 to November 2013, and as Director of Energy Management for Vivant, Inc., a home security, home automation and energy conservation service provider and the parent company of Vivint Solar, Inc., from November 2010 to May 2011. From June 2010 to November 2010, Mr. Merkley worked in business development for GreenRoad LLC, a fleet safety and management company. Mr. Merkley received a bachelor’s degree in political science and business from Brigham Young University and an M.B.A. from the Stanford Graduate School of Business in 2010.

John M. Stanton has served as our Vice President, Governmental Affairs since March 2010. Prior to joining SolarCity, Mr. Stanton served as executive vice president and general counsel of the Solar Energy Industries Association, where he oversaw legal and government affairs for the solar industry’s pre-eminent trade association, from November 2006 to February 2010. Mr. Stanton also served as vice president for energy, climate and transportation programs at the National Environmental Trust from December 1998 to December 2006. Mr. Stanton also served as legislative counsel for the U.S. Environmental Protection Agency and as Deputy Attorney General for the state of New Jersey. Mr. Stanton holds a bachelor’s degree in Latin American studies and philosophy from Tulane University and a J.D. from Georgetown University Law School.

Seth R. Weissman has served as our Executive Vice President since May 2013, as our Vice President from September 2008 to May 2013, as our General Counsel since September 2008 and as our Secretary since May 2009. Prior to joining SolarCity, Mr. Weissman served as vice president, general counsel, and chief privacy officer of Coremetrics, Inc., a leading digital marketing company, from June 2004 to August 2008. Mr. Weissman also practiced employment and corporate law at Wilson Sonsini Goodrich & Rosati, Professional Corporation, at Stoneman, Chandler and Miller LLP, and at Hutchins, Wheeler, Dittmar, Professional Corporation. Mr. Weissman holds a bachelor’s degree in political science from The Pennsylvania State University and a J.D. from Boston University School of Law.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2013 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.

This Compensation Discussion and Analysis provides information regarding the fiscal 2013 compensation program for our Chief Executive Officer, Chief Technology Officer, Chief Financial Officer, and the three executive officers (other than our Chief Executive Officer, Chief Technology Officer and Chief Financial Officer) who were serving as the most highly-compensated executive officers of our company during the fiscal year ended December 31, 2013. During fiscal 2013, these individuals were:

•	Lyndon R. Rive, our Co-Founder and Chief Executive Officer;

•	Peter J. Rive, our Co-Founder and Chief Technology Officer;

•	Robert D. Kelly, our Chief Financial Officer;

•	Tanguy V. Serra, our Chief Operations Officer;

•	Hayden D. Barnard, our Chief Revenue Officer; and

•	Brendon A. Merkley, our Executive Vice President of Process Engineering.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “Named Executive Officers.” We refer to our Chief Executive Officer and Chief Technology Officer collectively as our “Founders.” Although not required by applicable SEC rules, we have opted to include Peter J. Rive, our co-founder and Chief Technology Officer, as a Named Executive Officer in this discussion.

During fiscal 2013, Peter J. Rive served as Chief Operations Officer, and Tanguy V. Serra served as Executive Vice President of Operations. In February 2014, Mr. Serra was promoted to Chief Operations Officer. Mr. Serra is referred to in this Compensation Discussion and Analysis and elsewhere in this proxy statement as our Chief Operations Officer.

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material component of compensation that we provide to the Named Executive Officers. In addition, we explain how and why the compensation committee of our board of directors (our “Compensation Committee”) arrived at the specific compensation policies and decisions involving the Named Executive Officers during fiscal 2013.

Executive Summary

We are a national leader in clean energy services. We make clean energy available to homeowners, businesses, schools, non-profits, and government organizations at a lower cost than they pay for energy generated by burning fossil fuels, such as coal, oil, and natural gas. Our approach is to install systems to the highest engineering standards while making the switch simple for our customers. We are revolutionizing the way energy is delivered by giving customers a cleaner, more affordable alternative to their monthly utility bill.

Fiscal 2013 Financial and Operating Highlights

Our operating activities include collecting energy contract payments, acquiring new customers, operating and maintaining solar energy systems, and additional activities that enable us to sell energy to customers. Our fiscal 2013 operating activity highlights were as follows:

•	Megawatts Deployed – We deployed 280 MW in fiscal 2013, an increase of 78% from fiscal 2012.

•	Strong Balance Sheet – We had cash and cash equivalents of $577.1 million as of December 31, 2013.

•	Estimated Nominal Contracted Payments Remaining – Our Estimated Nominal Contracted Payments Remaining was $1.99 million as of December 31, 2013, an increase of 79% over fiscal 2012.

•	Total Customers – We had 92,998 total customers as of December 31, 2013, an increase of 92% from fiscal 2012.

•	Cumulative Energy Contracts – We had 83,265 energy contracts as of December 31, 2013, an increase of 105% from fiscal 2012.

•	Securitization – We securitized the first portfolio of distributed solar assets in the world, raising $54.4 million through the issuance of solar asset-backed notes.

•	Secondary Offerings – We completed public issuances of 3.9 million shares of our common stock and $230 million in aggregate principal of convertible senior notes.

Further, we recorded the following financial results:

•	Our operating leases and solar energy systems incentives revenue was $82.9 million in fiscal 2013, an increase of 80% from fiscal 2012.

•	Our total revenue was $163.8 million in fiscal 2013, compared to $126.9 million in fiscal 2012.

•	Our gross profit was $39.4 million in fiscal 2013, compared to $27.4 million in fiscal 2012.

Fiscal 2013 Executive Compensation Highlights

Consistent with our performance and compensation objectives, our Compensation Committee approved the following compensation for our executive officers, including the Named Executive Officers, for fiscal 2013:

•	Maintained base salaries at fiscal 2012 levels for the continuing Named Executive Officers.

•	Granted no new equity awards to the continuing Named Executive Officers.

•

Made annual cash bonus payments to the Named Executive Officers equal to an average of approximately 116% of their target bonus opportunities, reflecting the success of the Named Executive Officers in achieving our financial and operational objectives for the year.

•	Entered into compensation arrangements with the three Named Executive Officers who were hired during fiscal 2013, consistent with our executive compensation strategy and philosophy.

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Granted long-term incentive compensation awards to each of the newly hired Named Executive Officers in the form of options to purchase shares of our common stock vesting over a four-year period, with such options ranging in grant date fair value from $4.5 million to $6.7 million.

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Granted performance-based long-term incentive compensation awards to our Chief Operations Officer and Chief Revenue Officer in the form of options to purchase shares of our common stock which vest upon the achievement of specific pre-established corporate objectives, with such options having grant date fair values from $2.0 million to $4.6 million.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Our Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2013:

•	Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors.

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Independent Compensation Committee Advisor. Our Compensation Committee engaged its own independent compensation consultant to assist with its fiscal 2013 compensation review. This consultant performed no consulting or other services for us.

•

Annual Executive Compensation Review. Our Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

•

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•	No Employment Agreements. We do not have employment agreements with any of our executive officers. All executive officers are employed on an “at will” basis.

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.

•

Multi-Year Vesting Requirements for Time-Based Awards. The time-based equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives.

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Significant Corporate Objectives for Performance-Based Awards. The performance-based equity awards granted to certain of our executive officers vest only upon the achievement of significant corporate objectives intended to benefit our stockholders.

•

No Retirement Plans. We do not currently offer pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers, other than a 401(k) plan offered to all employees.

•	Limited Perquisites. We offer only limited perquisites or other personal benefits to our executive officers, such as access to company-leased Tesla Model S automobiles.

•	No Tax Reimbursements. We do not provide any tax reimbursement payments, including “gross-ups,” on any element of executive compensation.

•

No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•

No Post-Employment Compensation Arrangements. Except with respect to Mr. Kelly, we do not provide any post-employment compensation payments and benefits, including in connection with a change in control, to our executive officers that are not otherwise available on the same basis to our other full-time employees.

•	Hedging Prohibited. We prohibit our employees from hedging any SolarCity securities.

•	Pledging Limited. We limit the ability of our employees to pledge SolarCity securities.

•	Succession Planning. We review the risks associated with key executive officer positions to ensure adequate succession plans are in place.

Compensation Philosophy and Objectives

To successfully grow our business in a dynamic and competitive environment, we need a highly talented and seasoned team of engineering, operations, technical, sales, marketing, and other business professionals. We compete with many other companies to attract and retain a skilled management team. To meet this challenge, we embrace a compensation philosophy of offering our executive officers a competitive total compensation program that recognizes and rewards both individual performance and contributions to our overall success. This allows us to attract, retain and motivate talented executives with the knowledge, skills, and abilities needed to drive our business results.

Our executive compensation program is designed to:

•	reward the achievement of our operational objectives;

•	develop a business strategy that will be successful over the long-term;

•	attract, motivate, reward, and retain the highly-qualified executive officers important to our success; and

•	recognize strong performers by offering compensation that rewards individual achievement as well as contributions to our overall success.

In addition, we seek to implement an overarching “pay-for-performance” philosophy by designing our executive compensation program to link a substantial component of our executive officers’ target total direct compensation to the achievement of performance objectives that directly correlate to the creation of stockholder value. To achieve this objective, we believe that the compensation paid to our executive officers should be closely aligned with our corporate performance on both a short-term and long-term basis, linked to specific, measurable results and assist us in motivating and retaining the key executive officers critical to our long-term success.

Compensation Program Design

The compensation of our executive officers, including the Named Executive Officers, consists primarily of base salary, an annual cash bonus and/or commission opportunity, long-term incentive compensation in the form of equity awards, and certain employee welfare benefits.

The key component of our executive compensation program has been equity awards in the form of options to purchase shares of our common stock. Since our incorporation, we have emphasized the use of equity awards to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for all of our stockholders. We have used and continue to use stock options as our primary equity award vehicle for all of our executive officers. We have also recently begun granting restricted stock unit awards to our employees. We believe that stock options offer our executive officers a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders. The choice to grant stock options to our executive officers also reflects our belief that they are in a direct position to influence the market price of our common stock. Going forward, as we consider appropriate, we may introduce other forms of stock-based compensation awards into our executive compensation program to offer our executive officers additional types of long-term equity incentives that further this objective.

We also offer cash compensation in the form of base salaries, annual cash bonus opportunities for most of our employees, and commissions for our sales personnel. Typically, we have structured our annual cash bonus opportunities to focus on the achievement of specific short-term financial and strategic objectives that will further our longer-term growth objectives.

Historically, we have used standard industry surveys to assist our board of directors in establishing cash compensation levels for our executive officers, with an emphasis on alternative energy and technology companies similar in size, stage of development, and growth potential. Since fiscal 2012, we have also used competitive market data developed from a review of the executive compensation practices of a group of peer companies to inform our executive compensation decisions. Using this information as a guideline, our board of directors and, more recently, our Compensation Committee has emphasized remaining competitive in our market and differentiating total cash compensation levels through the use of an annual cash bonus plan. Equity awards have been delivered on a discretionary basis with the goal to retain top talent and align the interests of our executive officers with the long-term interests of our stockholders.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, our board of directors and our Compensation Committee, as applicable, has reviewed each element of executive compensation separately and considered the value of each executive officer’s compensation package as a whole and its relative size in comparison to our other executive officers.

As we continue to mature as a publicly-traded company, our Compensation Committee will regularly evaluate our executive compensation program design as circumstances require. At a minimum, our Compensation Committee will continue to review our executive compensation program annually. As part of this review, we expect that our Compensation Committee will apply our values and the objectives outlined above, while considering the compensation levels necessary to ensure our executive compensation program remains competitive and effective. Our Compensation Committee will also review to ensure we are meeting our retention objectives and the potential cost of replacing a key employee.

Compensation-Setting Process

Role of Compensation Committee

Our Compensation Committee is responsible for evaluating, approving, and reviewing the compensation arrangements, plans, policies, and programs for our executive officers and the non-employee members of our board of directors, and overseeing our cash-based and equity-based compensation plans. For fiscal 2013, our Compensation Committee was comprised of Messrs. Fisher and Straubel and Ms. Pfund, who each qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), as “non-employee directors” for purposes of Exchange Act Rule 16b-3 and as “independent directors” under the requirements of The NASDAQ Global Market.

At the beginning of each fiscal year, our Compensation Committee reviews our executive compensation program, including any incentive compensation plans to determine whether they are appropriate, properly coordinated, and achieve their intended purposes. Our Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, our Compensation Committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, our Compensation Committee, from time to time, makes any modifications to existing plans and arrangements or adopts new plans or arrangements as determined necessary.

Except as noted in the following paragraph, in each fiscal year, our Compensation Committee takes the following actions with respect to the compensation of our executive officers:

•	establishes our corporate performance objectives and makes decisions with respect to any base salary adjustments;

•	consults with management to determine target bonus and commission opportunities; and

•	makes decisions with respect to equity awards, if any, for the upcoming fiscal year.

Our Compensation Committee consults with our Founders and other members of management, as appropriate, when making compensation decisions, although our Founders are not present during voting or deliberations by our Compensation Committee regarding their compensation.

Our Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on the Investors portion of our website at http://investors.solarcity.com. For additional information on our Compensation Committee, including the scope of its authority, see “Corporate Governance—Board Meetings and Committees—Compensation Committee” elsewhere in this Proxy Statement.

Role of Executive Officers

In carrying out its responsibilities, our Compensation Committee works with members of our management, including our Founders and Executive Vice President of Human Resources. Typically, our management assists our Compensation Committee by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Our Founders make recommendations to our Compensation Committee regarding executive compensation matters, including providing to our Compensation Committee their assessments of the performance of other executive officers. They also attend Compensation Committee meetings, and engage in discussions with our Compensation Committee regarding their own compensation, although our Founders are not permitted to be present during any voting or deliberations by our Compensation Committee regarding their compensation.

While our Compensation Committee solicits and considers the recommendations and proposals of our Founders on compensation-related matters, our Compensation Committee only uses these recommendations and proposals as one factor in making its compensation decisions.

Role of Compensation Consultant

Pursuant to its charter, our Compensation Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel, accounting, and other advisors, to assist it in carrying out its duties and responsibilities. During fiscal 2013, our Compensation Committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its adviser for certain compensation matters, including the compensation of our executive officers and the non-employee members of our Board of Directors.

Compensia was engaged directly by our Compensation Committee to provide an independent review of our executive compensation program, including an analysis of both the competitive market and the design of the various elements of the program. More specifically, Compensia furnished our Compensation Committee with reports on competitive market practices relating to the following matters:

•	annual incentive compensation plan design;

•	executive compensation;

•	Board of Directors’ compensation; and

•	general executive compensation policies and practices.

As part of its engagement with our Compensation Committee, Compensia evaluated and recommended changes to our compensation peer group, and using this compensation peer group provided competitive market data and analysis relating to the compensation of our executive officers, including the Named Executive Officers.

Compensia provided no additional consulting services to us or to our board of directors apart from executive and director compensation matters in fiscal 2013. Our Compensation Committee has considered the independence of Compensia in light of the NASDAQ listing standards on compensation committee independence and the rules of the Securities and Exchange Commission. Based on these standards and rules, our Compensation Committee has concluded that the services performed by Compensia did not raise any conflict of interest.

Competitive Positioning

In arriving at its decisions on the amounts and elements of compensation for our executive officers for fiscal 2013, our Compensation Committee considered, among other factors, competitive market data and analyses prepared by Compensia based on our compensation peer group. In selecting companies for the compensation peer group, our Compensation Committee identified companies that it believed were similar to us from a size, business model and growth perspective (as described more fully below) or which our Compensation Committee believed compete with us for executive talent. In particular, the compensation peer group for fiscal 2013 was determined based on the following criteria:

•	Initially, we considered all publicly traded U.S.-based companies and narrowed the potential peers through a rules based system:

•	Revenue target range of approximately 50-200% relative to our fiscal 2012 projected pro-forma revenue (or approximately $650 million) and

•	Market capitalization range of 10-220% relative to our estimated valuation at the time of our initial public offering (or approximately $3 billion).

•	We then narrowed the peer list with the following selection criteria:

•	Consumer facing companies that provide residential related products/services;

•	Recently public consumer facing technology companies; and

•	Category defining companies (due to the limited number of specific industry peers that are publicly-traded and fit our revenue and/or market cap criteria).

•	We also considered peer company revenue growth, operating margin and free cash flow.

Based on the foregoing process, Compensia recommended, and our Compensation Committee approved, the compensation peer group set forth below, which was used during fiscal 2013:

Similar Business Model/Industry Companies:

• Aruba Netweorks	• Mobile Mini
• Calix	• Neustar
• Cardtronics	• Ntelos Holdings
• EarthLink	• SBA Communications
• Fortinet	• Vonage Holdings
• Infinera

Category Defining Companies:

• Air Lease	• Pandora Media
• Groupon	• Rackspace Hosting
• GATX	• Tesla Motors
• LinkedIn Pandora Media	• Zipcar

Compensia also recommended, and our Compensation Committee approved, the use of the Radford Global Technology Survey data for other executive positions where there was no disclosure of similar positions in the peer group.

Compensation Elements

As noted above, during fiscal 2013, the compensation of our executive officers, including the Named Executive Officers, consisted of base salary, an annual cash bonus opportunity, and long-term incentive compensation in the form of equity awards.

Base Salary

Base salary is the primary fixed cash component of our executive compensation program. We use base salary to provide a consistent level of cash compensation to our executive officers for services rendered during the year, and to ensure that we remain competitive in attracting and retaining executive talent.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiations at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers.

Thereafter, our board of directors and, more recently, our Compensation Committee reviews the base salary level of each executive officer annually. Our Compensation Committee makes adjustments to base salary as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions.

In May 2013, our Compensation Committee reviewed the base salaries of our executive officers, taking into consideration a compensation analysis performed by Compensia and the recommendations of our Founders, as well as the other factors described above. In exercising its judgment and discretion, our Compensation Committee approved base salary increases of an average of approximately 12% to certain of our executive officers. Our Compensation Committee did not increase the base salaries of the Named Executive Officers who were then employed by us (our Founders and Mr. Kelly) for fiscal 2013, and determined, in light of the total compensation package and opportunities of these Named Executive Officers, that no adjustments were necessary to maintain the competitiveness of their compensation packages.

The annual base salaries for Messrs. Serra, Barnard, and Merkley were established through arm’s-length negotiations when they joined us in May 2013, September 2013, and December 2013, respectively.

The annual bases salaries of the Named Executive Officers for fiscal 2013 were as follows:

Named Executive Officer	Fiscal 2012 Base Salary	Fiscal 2013 Base Salary	Percentage Increase
Lyndon R. Rive	$275,000	$275,000	—
Peter J. Rive	275,000	275,000	—
Robert D. Kelly	270,000	270,000	—
Tanguy V. Serra	N/A	250,000	N/A
Hayden D. Barnard	N/A	250,000	N/A
Brendon A. Merkley	N/A	250,000	N/A

The annual base salaries actually paid to the Named Executive Officers during fiscal 2013 are set forth in the “2013 Summary Compensation Table” below.

Annual Cash Bonuses

We use cash bonuses to motivate our executive officers to achieve our annual operating plan while also making progress towards our longer-term strategic and growth goals. Generally, our Compensation Committee meets in the first quarter of each year to determine the amount of target bonus opportunities for our executive officers, including the Named Executive Officers, based on the recommendations of our Founders with respect to the individual performance and contributions to our financial and operating results of our other executive officers during the preceding year. Typically, the amount of the target bonus opportunity is based on an assessment of our Compensation Committee, including consideration of comparative market information, and the arm’s-length negotiations relating to target bonus opportunity agreed upon at the time we hire the individual executive officer. The performance criteria used to determine the achievement of target bonus opportunity for our executive officers is determined by our Founders, in consultation with our Compensation Committee, with an emphasis on our growth, efficiency, and cost reductions for the year and their evaluation of each individual executive officer’s performance and contributions to our financial and operational performance.

Target Bonus Opportunities

Each year, our Founders, in consultation with our Compensation Committee and Executive Vice President of Human Resources, develops an annual cash bonus plan for our executive officers other than our Founders, which links cash bonuses to our corporate financial and operational performance. The performance criteria and related payout levels are determined based on corporate level goals determined by our Founders.

The terms of the compensation packages for Messrs. Kelly, Serra, Barnard, and Merkley, including the target annual cash bonus opportunities and manner of determining performance criteria, were established when they joined us through arm’s-length negotiations and were approved in consultation with members of our board of directors. The amounts of these target bonus opportunities are set forth in the table below.

In each case, achievement of the target bonus opportunity is subject to achievement of performance criteria mutually established by the Named Executive Officer and his supervisor. For fiscal 2013, the performance criteria for the Named Executive Officers were as follows:

•	Mr. Kelly’s performance criteria was based upon the amount of capital we raised during the fiscal year.

•	Mr. Serra’s performance criteria was based upon the number of megawatts deployed by us each month.

•	Mr. Barnard’s performance criteria was based upon our sales performance during the fiscal year.

Achievement by our Named Executive Officers of the maximum target bonus opportunities was challenging and required meaningful growth achieved with efficiency. We believe that disclosure of the specific levels of performance criteria would cause competitive harm to us and our ability to retain our Named Executive officers

Fiscal 2013 Bonus Decisions

Following the end of the 2013 fiscal year, our Founders evaluated our financial and operating performance for the prior year, confirmed the achievement by each executive officer of his or her performance criteria, and made subjective assessments of each individual’s other achievements and contributions during the year. Our Founders also took into consideration each executive officer’s responsibilities, experience, skills, equity holdings, and current market practice. Based upon the foregoing and the target bonus opportunities approved in consultation with members of our board of directors, our Founders determined the bonus amounts to be paid to our executive officers, including Messrs. Kelly, Serra, Barnard, and Merkley.

The decisions relating to the payment of bonuses and actual bonus amounts paid to our Named Executive Officers in fiscal 2013 were as follows:

•

Following the end of the 2013 fiscal year, our Founders confirmed that Mr. Kelly had fully achieved his performance criteria for the year. As a result, Mr. Kelly was paid 100% of his target annual cash bonus opportunity. In addition, to reflect Mr. Kelly’s exceptional capital raising, strategic borrowing, and other financial achievements during the 2013 fiscal year, our Founders, in consultation with our Compensation Committee, determined to pay Mr. Kelly an additional cash bonus of $20,000.

•

Our Founders confirmed Mr. Serra’s monthly achievement of his performance criteria, and determined the bonus amounts to be paid to Mr. Serra. During the portion of fiscal 2013 that Mr. Serra was employed by us, and based upon the achievement of performance criteria, Mr. Serra was paid 89% of his target cash bonus opportunity.

•

Following the end of the 2013 fiscal year, our Founders confirmed that Mr. Barnard had fully achieved his performance criteria for the portion of the year that Mr. Barnard was employed by us, and determined to pay Mr. Barnard 100% of his target annual cash bonus opportunity, prorated for his actual service in fiscal 2013.

•	Because Mr. Merkley joined us in December 2013, he was not eligible to receive an annual cash bonus for fiscal 2013.

In addition, our Compensation Committee determined, upon the recommendations of our Founders, and in recognition of their existing total compensation packages, that no annual cash bonuses needed to be paid to them.

The annual cash bonuses paid to the Named Executive Officers for fiscal 2013 were as follows:

Named Executive Officer	Target Annual Bonus Opportunity		Actual Annual Bonus		Actual Annual Bonus (as a percentage of Target Annual Bonus Opportunity (prorated, as applicable))
Lyndon R. Rive	$	N/A	$	N/A	N/A
Peter J. Rive		N/A		N/A	N/A
Robert D. Kelly		230,000		250,000	109%
Tanguy V. Serra		250,000		222,925	178%
Hayden D. Barnard		250,000		72,500	100%
Brendon A. Merkley		200,000		N/A	N/A

The annual cash bonus amounts actually paid to the Named Executive Officers for fiscal 2013 are set forth in the “2013 Summary Compensation Table” below.

Sign-On Bonuses

Messrs. Serra and Merkley received signing bonuses upon joining us equal to $14,425 and $80,000, respectively.

Long-Term Incentive Compensation

We believe that continued successful execution of our business strategy will lead to sustained growth in the market price of our common stock over time. Accordingly, we provide long-term incentive compensation to our executive officers primarily in the form of options to purchase shares of our common stock. Because stock options granted under our equity incentive plan provide for an economic benefit only in the event that our stock price increases over the exercise price of the option (which exercise price is equal to the fair market value of our common stock as of the date of grant), we believe that these equity awards effectively align the interests of our executive officers with those of our stockholders and provide our executive officers with a significant incentive to manage our company from the perspective of an owner with an equity stake in the business. The choice to grant stock options to our executive officers also reflects our belief that they are in a direct position to influence the market price of our common stock. We also believe that these equity awards serve as an important retention tool for our executive officers, as unvested awards are generally forfeited if an officer voluntarily leaves us, and awards must be exercised within a short time period following an executive’s departure (generally, thirty days).

Historically, the size and form of the initial equity awards for our executive officers have been established through arm’s-length negotiations at the time we hire the individual executive officer. In making these awards, we consider, among other things, the prospective role and responsibility of the individual executive officer, competitive factors, the amount of equity-based compensation held by the executive officer at his or her former employer, the cash compensation received by the executive officer, and the need to create a meaningful opportunity for reward based on the creation of long-term, sustained stockholder value.

In addition, we grant equity awards to our executive officers when our board of directors or, more recently, our Compensation Committee has determined that these awards were necessary or appropriate to recognize corporate and individual performance, to recognize a promotion or to achieve our retention objectives. To date, we have not applied a rigid formula in determining the size of these equity awards. Instead, our board of directors or our Compensation Committee, as applicable, has exercised its judgment to determine the size of such equity awards for an individual executive officer after taking into consideration the recommendations of our Founders, the scope of the executive officer’s performance, contributions, responsibilities and experience, the amount of equity compensation held by the executive officer (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives), available benchmark data and other compensation analyses provided by our Human Resources Department, market conditions, and other criteria.

Further, our Compensation Committee considers competitive market data drawn from the compensation peer group, and determines the amount of each award consistent with our objective of setting long-term incentive compensation at a competitive level in relation to the competitive markets in which we operate, subject to individual variations. In making its equity award determinations, our board of directors or our Compensation Committee, as applicable, also considers annual share usage and overall stockholder dilution.

During fiscal 2013, upon the recommendations of our Founders, and in light of the total compensation packages and opportunities of the Named Executive Officers who were then employed by us, including the existing equity ownership and equity awards held by these Named Executive Officers, our Compensation Committee determined that no additional equity awards were necessary to meet our motivational goals and retention objectives for these Named Executive Officers.

During fiscal 2013, we hired Messrs. Serra, Barnard, and Merkley. In connection with hiring these new Named Executive Officers, our Compensation Committee granted options to purchase an aggregate of 973,241 shares of our common stock (or approximately 1.1% of our total outstanding shares of common stock as of the end of fiscal 2013). Of these stock options granted to our new Named Executive Officers, approximately 53% vest over four years pursuant to our standard time-based vesting schedule of a 1-year cliff followed by 36 equal monthly periods, and approximately 47% vest upon the achievement of performance-based objectives. The performance objectives related to performance-based stock option awards were determined by our Compensation Committee, and represent aggressive growth and efficiency goals that are intended to motivate our officers to achieve financial and operational results beneficial to all of our stockholders. The size and vesting terms of these option grants were determined through arm’s-length negotiations with these executive officers when they joined us. Each of these stock options was granted with an exercise price equal to the fair market value of our common stock on the date of grant.

The options to purchase shares of our common stock granted to the Named Executive Officers in fiscal 2013 were as follows:

Named Executive Officer	Time-Based Stock Options (#)	Performance- Based Stock Options (#)	Company Performance Objective	Aggregate Fair Value of Stock Option Awards ($)(1)
Lyndon R. Rive	0	0	N/A	N/A
Peter J. Rive	0	0	N/A	N/A
Robert D. Kelly	0	0	N/A	N/A
Tanguy V. Serra	188,241	0	N/A	$6,699,741
Tanguy V. Serra	0	75,000	Megawatts Deployed	$2,782,609
Tanguy V. Serra	0	150,000	Cost per Watt	$4,588,710
Hayden D. Barnard	175,000	0	N/A	$4,498,463
Hayden D. Barnard	0	75,000	Megawatts Deployed	$2,018,205
Hayden D. Barnard	0	160,000	Customer Acquisition Cost	$4,225,600
Brendon A. Merkley	150,000	0	N/A	$5,634,267

(1)	The amount reported in this column represents the grant date fair value of the stock options as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value reported in this column are set forth in the notes to our audited consolidated financial statements included in our annual report on Form 10-K. Note that the amounts reported in this column reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that our Named Executive Officers may receive from the awards.

For the above table, “Megawatts Deployed” refers to a vesting schedule in which a fixed number of shares subject to such option shall vest upon our deployment of each Megawatt of energy capable of being produced by a new solar energy system. The number of Megawatts deployed by us and related number of shares vested pursuant to each such option are determined monthly by us.

For the above table, “Cost per Watt” refers to a vesting schedule in which a fixed number of shares subject to such option shall vest upon our achievement of specified cost and efficiency targets. Our costs are determined for each quarter relative to the number of watts capable of being produced by a new solar energy system, and the related number of shares vested pursuant to each such option are determined quarterly by us.

For the above table, “Customer Acquisition Cost” refers to a vesting schedule in which a fixed number of shares subject to such option shall vest upon our achievement of specified customer acquisition cost targets. Our costs are determined upon a trailing 6 month average, and the related number of shares vested pursuant to each such option are determined monthly by us.

Additional details of the equity awards granted to the Named Executive Officers in fiscal 2013 are set forth in the “2013 Grants of Plan-Based Awards Table” and “2013 Outstanding Equity Awards at Fiscal Year-End Table” below.

Welfare and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Currently, we do not match any contributions made to the plan by our employees, including executive officers, although we maintain the discretion to do so. We intend the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees in the country where they reside. These benefits include health, dental, and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market, and our employees’ needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes. For example, we have provided a company-leased Tesla Model S automobile to Messrs. Serra, Barnard, and Merkley, and paid certain housing and relocation expenses for Mr. Barnard in connection with his relocation to the San Francisco Bay Area. The amounts of these perquisites and other personal benefits are set forth in the “Other Compensation” column of and the footnotes to the “2013 Summary Compensation Table” below.

We may provide additional perquisites and other personal benefits to our executive officers in the future, as we determine appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, retention or other purposes. All future practices with respect to perquisites and other personal benefits will be approved and subject to periodic review by our Compensation Committee.

Employment Offer Letters

While we have not entered into employment agreements with any of our executive officers, the initial terms and conditions of employment for each of the Named Executive Officers, other than our Founders, are set forth in written employment offer letters. Each of these arrangements was approved on our behalf by our board of directors or our Compensation Committee. We believe that these employment offer letters were necessary to induce these individuals to forego other employment opportunities for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our board of directors and Compensation Committee was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, our board of directors and Compensation Committee recognize that competitive compensation packages were necessary to attract qualified candidates in a dynamic and competitive labor market. At the same time, our board of directors and Compensation Committee was sensitive to the need to integrate new executive officers into our executive compensation structure, balancing both competitive and internal equity considerations.

Each of these employment offer letters provided for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and a recommendation for an equity award in the form of an option to purchase shares of our common stock.

For a summary of the material terms and conditions of the employment offer letters with the Named Executive Officers, see “Employment Arrangements” below.

Post-Employment Compensation

Except as described in this section, none of our executive officers are eligible to receive any payments or benefits when their employment terminates, including in connection with or following a change in control, except as provided in our equity plans (and described below) applicable to all holders of equity awards.

Mr. Kelly’s employment offer letter provides that we will pay him a pro rata share of any earned annual commissions and bonus in the event we involuntarily terminate his employment without cause. We believe that this arrangement helped to recruit him to join us. We also believe that this arrangement serves our executive retention objectives by helping him to maintain continued focus and dedication to his responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control. The terms of this arrangement were negotiated and approved by our board of directors following an analysis of relevant market data for similarly-sized companies.

Our executive officers, including the Named Executive Officers, are eligible to receive any benefits accrued under our broad-based benefit plans and as required by law, such as accrued vacation pay, in accordance with those plans and policies.

The post-employment payments and benefits which the Named Executive Officers are eligible to receive are described in more detail in “Potential Payments upon Termination or Change in Control” below.

Other Compensation Related Policies

Derivatives Trading and Hedging Policy

Our board of directors has adopted a policy prohibiting the trading of derivatives or the hedging of our equity securities by our employees, including our executive officers, and the non-employee members of our board of directors, and limiting the ability of our directors and employees to pledge our common stock as collateral for loans.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). Generally, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of options to purchase shares of the granting company’s securities granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are outside directors and certain other conditions are satisfied.

Our Compensation Committee generally seeks to qualify the variable compensation paid to the covered executive officers for the “performance-based compensation” exemption from the deduction limit under

Section 162(m) when it believes such action is in the best interests of SolarCity. In approving the amount and form of compensation for our executive officers, our Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of the Section 162(m) deduction limit. However, our Compensation Committee reserves its discretion to authorize compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are appropriate to achieve other goals of our executive compensation program.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Our Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any Named Executive Officer with a “gross-up” or other reimbursement payment for any tax liability that he may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of the company.

Accounting for Stock-Based Compensation

Our Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees, among other issues and matters of concern. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our consolidated statement of operations all share-based payments to employees, including grants of options to purchase shares of our common stock to our executive officers, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk-free interest rates, and the expected life of the options. As required under GAAP, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously. For performance-based stock awards, we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met. The assumptions used in calculating the grant date fair value pursuant to ASC Topic 718 are set forth in the notes to our audited consolidated financial statements included in our annual report on Form 10-K.

ASC Topic 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule).

COMPENSATION RISK ASSESSMENT

As part of its oversight of our compensation practices, our Compensation Committee has considered our executive officer and non-executive employee compensation programs as they relate to corporate risk management. Our compensation programs are currently consistent with practices of other companies in our industry, and our Compensation Committee has concluded that our compensation policies and practices are not likely to have a material adverse effect on us, including for the following reasons:

•

our Founders’ and our board of directors’ retention of a high degree of discretion with respect to the payment of annual cash bonuses, as well as our consideration of our operating performance and assessments of individual performance during the prior fiscal year to determine the amount of such bonuses, help minimize the risk that the short-term variable component of our executive compensation program might pose; and

•

the long-term component of our compensation program, which to date has consisted primarily of stock options, keeps our executive officers and employees appropriately focused on sustained long-term enterprise-level growth through multi-year vesting schedules and by providing value only if we succeed in growing our business in a way that results in appreciation of the value of our common stock over time.

Compensation Committee Report

In 2013, the Compensation Committee of the Board of Directors was comprised of the following non-employee members of the Board of Directors: Messrs. Fisher and Straubel and Ms. Pfund. Each member was determined to be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee’s primary responsibility is to review the performance of SolarCity’s management in achieving corporate goals and objectives and to ensure that SolarCity’s management is compensated effectively in a manner consistent with SolarCity’s strategy and competitive practices. Toward that end, the Compensation Committee oversees, reviews and administers all of SolarCity’s compensation, equity and employee benefit plans and programs applicable to executive officers.

The compensation committee has reviewed and discussed the section captioned “Compensation Discussion and Analysis” included in this proxy statement, with our management and, based on such review and discussions, the compensation committee has recommended to our board of directors that this “Compensation Discussion and Analysis” section be included in proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

John H. N. Fisher

Nancy E. Pfund

Jeffrey B. Straubel

2013 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our Named Executive Officers for 2013.

Name and Principal Position of Named Executive Officers	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Lyndon R. Rive,	2013	276,058	—	—	—	18	276,076
Chief Executive Officer	2012	275,000	—	—	—	23	275,024
	2011	251,731	—	3,753,400	100,000	54	4,105,185

Peter J. Rive,	2013	276,058	—	—	—	18	276,076
Chief Technology Officer	2012	275,000	—	—	—	23	275,023
	2011	251,731	—	3,753,400	100,000	54	4,105,185

Robert D. Kelly,	2013	271,039	20,000		230,000	18	521,057
Chief Financial Officer	2012	270,000	—	—	150,000	23	420,024
	2011	46,731	—	2,882,014	31,250	40	2,960,035

Tanguy V. Serra, Chief Operations Officer (3)(4)	2013	160,577	14,425	14,071,060	222,925	21,044	14,490,031

Hayden D. Barnard, Chief Revenue Officer (5)(6)(7)	2013	83,654	—	10,742,268	72,500	14,505	10,912,927

Brendon A. Merkley, Executive Vice President, Process Engineering(8)(9)	2013	21,154	80,000	5,634,267	—	1,178	5,736,598

(1)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to our Named Executive Officers as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the audited consolidated financial statements included in our annual report on Form 10-K. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that our Named Executive Officers may receive from the options.
(2)	Unless otherwise noted, amounts reported in the All Other Compensation column include group term life insurance premiums paid by us.
(3)	Amounts reported in the All Other Compensation column also include $21,035 related to use of a company-leased Tesla Model S automobile.
(4)	The Realizable Gain of vested shares subject to options granted in fiscal 2013 and included in the Option Awards column was $408,317 as of December 31, 2013. “Realizable Gain” is calculated as the excess of the aggregate value of the vested shares based upon a price of $56.82, the closing price of our common stock as of December 31, 2013, over the aggregate exercise price of the shares vested.
(5)	Amounts reported in the All Other Compensation column also include $3,876 related to use of a company-leased Tesla Model S automobile.
(6)	Amounts reported in the All Other Compensation column also include $10,627 related to reimbursement of relocation expenses and housing allowances.
(7)	The Realizable Gain of vested shares subject to options granted in fiscal 2013 and included in the Option Awards column was $62,379 as of December 31, 2013.
(8)	Amounts reported in the All Other Compensation column also include $1,175 related to use of a company-leased Tesla Model S automobile.
(9)	The Realizable Gain of vested shares subject to options granted in fiscal 2013 and included in the Option Awards column was $0 as of December 31, 2013.

2013 Grants of Plan-Based Awards Table

The following table presents information concerning each grant of an award made to a Named Executive Officer in fiscal 2013 under any plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tanguy V. Serra	5/15/2013	0	250,000	250,000
Tanguy V. Serra	5/31/2013							11,045	45.25	393,106
Tanguy V. Serra	5/31/2013							177,196	45.25	6,306,635
Tanguy V. Serra	5/31/2013				0	75,000	75,000		45.25	2,782,609
Tanguy V. Serra	7/2/2013				0	150,000	150,000		37.74	4,588,710
Hayden D. Barnard	9/6/2013	0	250,000	250,000
Hayden D. Barnard	9/24/2013							11,328	35.31	291,192
Hayden D. Barnard	9/24/2013							163,672	35.31	4,207,271
Hayden D. Barnard	9/24/2013				0	75,000	75,000		35.31	2,018,205
Hayden D. Barnard	9/24/2013				0	160,000	160,000		35.31	4,225,600
Brendon A. Merkley	12/02/2013	0	150,000	150,000
Brendon A. Merkley	12/16/2013							7,720	51.79	289,977
Brendon A. Merkley	12/16/2013							142,280	51.79	5,344,290

(1)	The amounts represent the number of shares subject to stock options awards with vesting subject to the achievement of performance-based objectives.
(2)	The amounts reported represent the grant date fair value of the stock options granted to our Named Executive Officers as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the audited consolidated financial statements included in our annual report on Form 10-K. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that our Named Executive Officers may receive from the options.

2013 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information concerning unexercised options for each Named Executive Officer outstanding as of December 31, 2013.

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Lyndon R. Rive	09/02/2009	(1)	1,000,000	0	$1.62	09/01/2019
Lyndon R. Rive	05/25/2011	(1)	645,833	354,167	5.07	05/24/2021
Peter J. Rive	09/02/2009	(1)	1,000,000	187,500	1.62	09/01/2019
Peter J. Rive	05/25/2011	(1)	645,833	354,167	5.07	05/24/2021
Robert D. Kelly	10/24/2011	(2)	66,402	265,612	5.92	10/23/2021
Robert D. Kelly	10/24/2011	(3)	159,856	152,158	5.92	10/23/2021
Tanguy V. Serra	05/31/2013	(4)	27,451	188,241	45.25	05/30/2023
Tanguy V. Serra	05/31/2013	(5)	7,840	67,160	45.25	05/30/2023
Tanguy V. Serra	07/02/2013	(6)	0	150,000	37.74	07/01/2023
Hayden D. Barnard	09/24/2013	(7)	0	175,000	35.31	09/23/2023
Hayden D. Barnard	09/24/2013	(5)	2,900	72,100	35.31	09/23/2023
Hayden D. Barnard	09/24/2013	(6)	0	160,000	35.31	09/23/2023
Brendon A. Merkley	12/16/2013	(8)	0	150,000	51.79	12/15/2023

(1)

These stock options vest over a four-year period as follows: 1/48th of the shares of our common stock subject to the option vest and become exercisable each month following the respective grant date, subject to the optionee continuing to be a service provider to us on each such vesting date.

(2)	This stock option vests as follows: 20% of the shares of our common stock subject to the option vest and become exercisable upon the closing of each capital-raising transaction with an aggregate value of at least $2 billion during Mr. Kelly’s employment, up to a maximum of $10 billion in capital raised.
(3)

This stock option vests over a four-year period as follows: 25% of the shares of our common stock subject to the option vest and become exercisable on the first anniversary of the vesting commencement date (October 17, 2011) and 1/36th of the remaining shares of our common stock subject to the option vest monthly thereafter, subject to the optionee continuing to be a service provider to us on each such vesting date.

(4)

This stock option vests over a four-year period as follows: 25% of the shares of our common stock subject to the option vest and become exercisable on the first anniversary of the vesting commencement date (May 13, 2013) and 1/36th of the remaining shares of our common stock subject to the option vest monthly thereafter, subject to the optionee continuing to be a service provider to us on each such vesting date.

(5)	A fixed number of shares subject to this stock option shall vest upon our deployment of each Megawatt of energy capable of being produced by a new solar energy system. The number of Megawatts deployed by us and related number of shares vested pursuant to each such option are determined monthly by us.
(6)	A fixed number of shares subject to this stock option shall vest upon our achievement of specified cost and efficiency targets. Our costs are determined for each quarter relative to the number of watts capable of being produced by a new solar energy system, and the related number of shares vested pursuant to each such option are determined quarterly by us.
(7)

This stock option vests over a four-year period as follows: 25% of the shares of our common stock subject to the option vest and become exercisable on the first anniversary of the vesting commencement date (September 9, 2013) and 1/36th of the remaining shares of our common stock subject to the option vest monthly thereafter, subject to the optionee continuing to be a service provider to us on each such vesting date.

(8)

This stock option vests over a four-year period as follows: 25% of the shares of our common stock subject to the option vest and become exercisable on the first anniversary of the vesting commencement date (December 2, 2013) and 1/36th of the remaining shares of our common stock subject to the option vest monthly thereafter, subject to the optionee continuing to be a service provider to us on each such vesting date.

2013 Option Exercises

The following table presents information concerning each exercise of stock options during fiscal 2013 for each of the Named Executive Officers.

Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise($)(2)
Robert D. Kelly	20,000	$888,024

(1)	Option exercises and simultaneous sales of the underlying shares were transacted pursuant to Rule 10b5-1 trading plans.
(2)	Reflects the difference between the sale price of our common stock at the time of exercise and sale on the exercise date and the exercise price of the option.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows certain information concerning our common stock reserved for issuance in connection with our 2007 Stock Plan, our 2012 Equity Incentive Plan, our Zep Solar 2010 Equity Incentive Plan and our 2012 Employee Stock Purchase Plan as of December 31, 2013:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted- average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	13,861,410	(2)	$14.87	(3)	9,766,136
Equity compensation plans not approved by stockholders(4)	107,496		1.97		0

TOTAL	13,968,906				9,766,136

(1)	Includes the following plans: 2007 Stock Plan, 2012 Equity Incentive Plan (2012 Plan), and 2012 Employee Stock Purchase Plan (2012 ESPP). The 2012 Plan provides that on January 1st of each fiscal year commencing in 2013 and ending on (and including) January 1, 2022, the number of shares authorized for issuance under the 2012 Plan is automatically increased by a number equal to the lesser of (i) 4,000,000 shares of common stock, (ii) four percent (4.0%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) such number of shares that may be determined by our board of directors. Our 2012 ESPP provides that on January 1st of each fiscal year commencing in 2013 and ending on (and including) January 1, 2032, the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the lesser of (i) 2,000,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.
(2)	Includes 20,223 shares that may be issued pursuant to restricted stock unit awards outstanding under our 2012 Plan at December 31, 2013.
(3)	Excludes 20,223 shares that may be issued pursuant to restricted stock unit awards outstanding under our 2012 Plan, as such awards are issuable for no consideration.
(4)	Consists of the Zep Solar 2010 Equity Incentive Plan (Zep Plan) options assumed pursuant to our acquisition of Zep Solar, Inc. on December 11, 2013. No additional equity awards may be granted under the Zep Plan as of December 31, 2013.

Potential Payments Upon Termination or Change in Control

Only one of our Named Executive Officers, Mr. Kelly, is eligible to receive certain payments and benefits in connection with his termination of employment under various circumstances. None of our executive officers are eligible to receive any payments or benefits in connection with or following a change in control of our company, except as provided in our equity plans (and described below) applicable to all equity award holders.

Our executive officers are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Termination of Employment—Mr. Kelly

In the event that we terminate Mr. Kelly’s employment without cause, Mr. Kelly would be eligible to receive a pro rata portion of any earned commissions or bonus. He is not otherwise eligible to receive any specific payments or benefits in the event of a change in control of SolarCity, except as provided in our equity plans applicable to all equity award holders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 4, 2014, for:

•	each of our directors;

•	each of our Named Executive Officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 92,023,370 shares of common stock outstanding at April 4, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2014 and restricted stock unit awards subject to release within 60 days of April 4, 2014. However, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SolarCity Corporation, 3055 Clearview Way, San Mateo, California 94402.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Directors and Named Executive Officers:
Lyndon R. Rive (1)	4,589,067	4.9%
Peter J. Rive (2)	4,441,633	4.7
Robert D. Kelly (3)	260,848	*
Tanguy V. Serra (4)	59,409	*
Hayden D. Barnard (5)	114,784	*
Brendon A. Merkley	0	*
Seth R. Weissman (6)	270,538	*
John H. N. Fisher (7)	14,367,790	15.6
Antonio Gracias (8)	2,708,972	2.9
Donald R. Kendall, Jr. (9)	65,949	*
Elon Musk (10)	21,028,933	22.9
Nancy E. Pfund (11)	4,219,364	4.6
Jonathan K. Shulkin (12)	2,625,476	2.9
Jeffrey B. Straubel	758,246	*
Bennet Van de Bunt	107,434	*
All executive officers and directors as a group (16 persons) (13)	53,047,497	55.2
Other 5% Stockholders:
Entities affiliated with Draper Fisher Jurvetson (14)	14,967,241	16.3

*	Less than 1%.
(1)	Includes 1,749,998 shares issuable upon exercise of options exercisable within 60 days from April 4, 2014. Also includes 2,059,812 shares held by the Rive Family Trust dated February 8, 2011.

(2)	Includes 1,749,998 shares issuable upon exercise of options exercisable within 60 days from April 4, 2014. Also includes 2,331,635 shares held by the Peter J. Rive Separate Property Trust.
(3)	Includes 260,848 shares issuable upon exercise of options exercisable within 60 days from April 4, 2014, excludes shares subject to outstanding performance-based awards which may vest upon the achievement of specified performance criteria.
(4)	Includes 59,409 shares issuable upon exercise of options exercisable within 60 days from April 4, 2014, excludes shares subject to outstanding performance-based awards which may vest upon the achievement of specified performance criteria.
(5)	Includes 7,350 shares issuable upon exercise of options exercisable within 60 days from April 4, 2014, excludes shares subject to outstanding performance-based awards which may vest upon the achievement of specified performance criteria.
(6)	Includes 111,761 shares issuable upon exercise of options exercisable within 60 days from April 4, 2014.
(7)	Includes 7,440,718 shares held of record by Draper Fisher Jurvetson Fund IX, L.P., 70 shares held of record by Draper Fisher Jurvetson Fund IX Partners, L.P., 201,637 shares held of record by Draper Fisher Jurvetson Partners IX, LLC, 1,173,770 shares held of record by Draper Fisher Jurvetson Fund X, L.P., 50 shares held of record by Draper Fisher Jurvetson Fund X Partners, L.P., 35,864 shares held of record by Draper Fisher Jurvetson Partners X, LLC, 5,051,859 shares held of record by Draper Fisher Jurvetson Growth Fund 2006, L.P., 408,429 shares held of record by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, 53,247 shares held of record by the John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08, and 2,146 shares held of record by JHNF Investment LLC. John H. N. Fisher is one of several managing directors of the general partner entities of these funds that directly hold shares and as such Mr. Fisher may be deemed to have voting and investment power with respect to such shares. Mr. Fisher disclaims beneficial ownership with respect to such shares except to the extent of his pecuniary interest therein. The address for all entities above is 2882 Sand Hill Road, Suite 150, Menlo Park, California 94025.
(8)	Includes 83,496 shares held of record by AJG Growth Fund, LLC, 2,583,976 shares held of record by Valor Solar Holdings, LLC and 41,500 shares held of record by Valor VC, LLC. Mr. Gracias is the manager of AJG Growth Fund, LLC and Valor VC, LLC and is a shareholder, director and chief executive officer of Valor Management Corp, which is the general partner of the general partner of the manager of Valor Solar Holdings, LLC. Mr. Gracias disclaims beneficial ownership of the shares held by Valor VC, LLC and Valor Solar Holdings, LLC, except to the extent of his pecuniary interest therein. The address for the Valor entities and Mr. Gracias is 200 South Michigan Ave., Suite 1020, Chicago, Illinois 60604.
(9)	Includes 34,578 shares issuable upon release of RSU shares and exercise of options exercisable within 60 days from April 4, 2014.
(10)	Represents 21,028,933 shares held of record by the Elon Musk Revocable Trust dated July 22, 2003, 6,000,000 shares of which are pledged as collateral to secure certain personal indebtedness owed to Goldman Sachs Bank USA.
(11)	Includes 3,263,928 shares held of record by Bay Area Equity Fund I, L.P., 928,977 shares held of record by DBL Equity Fund-BAEF II, L.P., and 26,459 shares held of record by Ms. Pfund as co-trustee of The Pfund Polakoff Family Trust dtd 2/18/1993. Ms. Pfund is a managing partner of H&Q Venture Management, L.L.C., doing business as DBL Investors LLC, the managing member of Bay Area Equity Fund Managers I, L.L.C, the general partner of Bay Area Equity Fund I, L.P. Ms. Pfund disclaims beneficial ownership with respect to such shares except to the extent of her pecuniary interest therein. The address for these entities is One Montgomery Street, Suite 2375, San Francisco, California 94104.
(12)	Includes 2,583,976 shares held of record by Valor Solar Holdings, LLC and 41,500 shares held of record by Valor VC, LLC. Mr. Shulkin is a managing director of Valor Equity Partners, the managing member of Valor Solar Holdings LLC and Valor VC LLC. Mr. Shulkin disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address for the Valor entities and Mr. Shulkin is 200 South Michigan Ave., Suite 1020, Chicago, Illinois 60604.

(13)	Includes 4,028,472 shares issuable to our current executive officers and directors as a group upon release of RSU shares and exercise of options exercisable within 60 days from April 4, 2014, excludes shares subject to outstanding performance-based awards which may vest upon the achievement of specified performance criteria.
(14)	As of November 14, 2013, the reporting date of the most recent Schedule 13D/A filed with the SEC pursuant to the Exchange Act on November 16, 2013, entities associated with Draper Fisher Jurvetson were deemed to have shared voting and dispositive power with respect to 14,967,241 shares. The address of the entities associated with Draper Fisher Jurvetson is 2882 Sand Hill Road, Suite 150, Menlo Park, California 94025.

RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Transactions with Tesla Motors

We have entered into a number of agreements with Tesla Motors, Inc. Mr. Musk, the chairman of our board of directors, is the chief executive officer, product architect, chairman of the board of directors and a significant stockholder of Tesla. Mr. Straubel, a member of our board of directors, is the chief technology officer of Tesla. Mr. Gracias, a member of our board of directors, also is a member of the board of directors of Tesla. Mr. Fisher, a member of our board of directors, is a managing director of Draper Fisher Jurvetson which is a minority stockholder of Tesla.

In September 2012, we entered into a professional services agreement with Tesla whereby Tesla agrees to refer to us Tesla customers who have indicated their intent to consult with us for the installation of in-home electric vehicle supply equipment for use with Tesla vehicles. Under this agreement, we agreed to pay Tesla referral fees in respect of each customer who purchases from us solar photovoltaic equipment or energy efficiency upgrade services. During the 2013 fiscal year, we incurred approximately $81,000 for such referral fees to Tesla. This services agreement does not provide for any payment obligations by Tesla.

In April 2013, we entered into a supply agreement with Tesla under which Tesla will supply us with various sizes of stationary batteries for integration with our solar panels to create stationary power sources for sale or lease to residential and commercial customers. During the 2013 fiscal year, we purchased approximately $1,741,000 worth of batteries from Tesla. This supply agreement does not provide for any payment obligations by Tesla.

In December 2013, we entered into a Master Program Agreement with Tesla under which Tesla customers shall receive a rebate on home charging equipment when such customers enter into qualifying solar PV system contracts (lease, power purchase agreement or purchase) with us. Following verification of such contracts by us and Tesla, we will send a rebate check to customers following receipt of permission to operate from the utility. During the 2013 fiscal year, we paid no rebates under this arrangement. This master program agreement does not provide for any payment obligations by Tesla.

From time to time, we also install Tesla’s Superchargers and related equipment, including solar panels we provide for use as part of the Superchargers. We have invoiced Tesla approximately $17,000 for such installation services and equipment we provided in the 2013 fiscal year.

Other Related Party Transactions

In October 2013, Elon Musk, Lyndon R. Rive, Hayden D. Barnard and Bennet Van de Bunt purchased shares of our common stock pursuant to a common stock offering.

In February 2014, we entered into an agreement with North American Kiosk Management, LLC (“NAK”) under which NAK is to provide marketing and other services to us in certain retail stores. We will pay NAK commissions for sales made by them pursuant to our agreement with NAK. Also in February 2014, Own Your Own Retail (“OYOR”), an entity owned and controlled by Bennet Van de Bunt, a member of our board of directors, entered into an agreement with NAK whereby OYOR would provide capital and support to NAK to facilitate its transactions with us, and in exchange NAK is to pay commissions to OYOR based upon the amount of commissions NAK receives from us.

In February 2014, we entered into a consulting agreement with OYOR under which OYOR is to provide marketing related services to us in exchange for a monthly fee of $10,000. Mr. Van de Bunt is not expected to provide any services to us under the consulting agreement.

Policies and Procedures for Related Party Transactions

Our audit committee is responsible for reviewing and approving in advance any related party transaction. All of our directors, officers and employees are required to report to the audit committee prior to entering into any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party.

We believe that we have executed all of the transactions set forth under the section entitled “Related Party Transactions” on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the audit committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of The NASDAQ Stock Market and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investors portion of our website at http://investors.solarcity.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Ernst & Young LLP (“EY”), our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of EY. These are the fundamental responsibilities of management and EY. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and EY;

•

discussed with EY the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICIPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Donald R. Kendall, Jr. (Chair)

John H. N. Fisher

Nancy E. Pfund

Jonathan K. Shulkin

OTHER MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during the 2013 fiscal year, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception of a late Form 4 filed on July 10, 2013 on behalf of Tanguy Serra for a single transaction.

Fiscal Year 2013 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2013 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at http://investors.solarcity.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, SolarCity Corporation, 3055 Clearview Way, San Mateo, California 94402.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Mateo, California
April 23, 2014

SolarCity® IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE_ SACKPACK_ MR A SAMPLE DESIGNATION (IF ANY)
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Admission Ticket C123456789
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Time, on June 3, 2014.
Vote by Internet Go to www.envisionreports.com/SolarCity Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2. 1. Election of Class II Directors Nominees For Against Abstain For Against Abstain For Against Abstain + 1(a) - Antonio J. Gracias 1(b) - Nancy E. Pfund 1(c) - Peter J. Rive For Against Abstain 2. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2014. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 U P X 1 8 6 6 8 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01TJ5E

2014 Annual Meeting Admission Ticket
2014 Annual Meeting of SolarCity Corporation Shareholders
June 4, 2014 at 1:00 p.m. Pacific Time Crowne Plaza Hotel 1221 Chess Drive Foster City, CA 94404
Upon arrival, please present this admission ticket and photo identification at the registration desk.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
SolarCity® Proxy — SolarCity Corporation
Notice of 2014 Annual Meeting of Shareholders Crowne Plaza Hotel 1221 Chess Drive Foster City, CA 94404
Proxy Solicited by Board of Directors for Annual Meeting — June 4, 2014
Seth Weissman and Lyndon Rive, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of SolarCity Corporation to be held on June 4, 2014 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)